Exhibit 99.1
W HOLDING COMPANY, INC.,
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO,
REPORTS EARNINGS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2007
Mayagüez, Puerto Rico, May 1, 2007. W Holding Company, Inc. (NYSE: “WHI”), the financial holding company of Westernbank Puerto Rico, today reported its financial position and results of operations for the first quarter ended March 31, 2007.
FIRST QUARTER HIGHLIGHTS:
Net income for the first quarter ended March 31, 2007, was $28.7 million or $0.12 earnings per basic and diluted common share, when compared to $35.4 million or $0.16 earnings per basic common share ($0.15 on a diluted basis) for the same quarter in 2006, a decrease of $6.7 million or 18.85%.
The first quarter of 2007, as compared to the same quarter in 2006, was mainly impacted by the following:
•	an increase of $3.4 million in net interest income, mainly due to higher average yields earned on the Company’s loan portfolios.

•	a $9.0 million increase in the provision for loan losses as a result of the increases in the Company’s loan portfolios, net loans charged-off, non-performing loans and specific allowances on classified loans;

•	and an increase of $5.6 million in noninterest expenses, principally attributed to the Company’s continued growth and expansion in all of its business areas, mainly in the San Juan Metropolitan area;
On a linked quarter comparison, net income for the quarter ended March 31, 2007 increased by $10.9 million or 60.83%, when compared to $17.9 million for the quarter ended December 31, 2006. This increase mainly resulted from a $12.0 million lower provision for loan losses as a result of a lower increase in net loans charged-off, non-performing loans and specific allowances on classified loans when compared with the quarter ended December 31, 2006. Interest income for the quarter ended December 31, 2006, included a $5.9 million prepayment fee collected on a commercial loan relationship.
Other key indicators of the Company’s performance and asset quality for the first quarter of 2007 were as follows:
•	total assets reached $17.55 billion, an increase of $394.6 million when compared to $17.15 billion at December 31, 2006. On a year-to-year basis, total assets increased $835.1 million when compared to $16.71 billion at March 31, 2006.

•	loans receivable-net reached $8.93 billion, an increase of $291.4 million at March 31, 2007, from $8.64 billion at December 31, 2006. On a year-to-year basis, loan production was strong, increasing the Company’s loan portfolio-net by $909.3 million, from $8.02 billion at March 31, 2006;

•	loans secured by commercial real estate and construction mortgages reached $5.97 billion at March 31, 2007, an increase of $305.9 million, from $5.67 billion at December 31, 2006. On a year-to-year basis, these loan portfolios increased by $1.07 billion, from $4.91 billion at March 31, 2006;

•	net loans charged-off to average total loans ratio improved by 9 basis points during the first quarter of 2007, to 0.27% (annualized) from 0.36% for the year ended December 31, 2006.

•	The Company’s combined delinquency on all loan portfolios for the categories of 60 days and over at March 31, 2007 was 0.72% (less than 1%).

•	The delinquency ratio on the commercial real estate-mortgage and commercial, industrial and agricultural loan and construction loan portfolios (the largest component of loans receivable) for the categories of 60 days and over was 0.68% (less than 1%) at March 31, 2007.

•	The Company has maintained operating expenses at adequate levels and achieved an efficiency ratio of 38.04% for the first quarter of 2007.
Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes”. The cumulative effect adjustment of $10.6 million was charged to retained earnings to increase the accrued liability for uncertain tax positions and the deferred income tax asset by $10.9 million and $265,000, respectively.
Overview
W Holding reported net income for the first quarter of 2007 of $28.7 million or $0.12 earnings per basic and diluted common share, when compared to $35.4 million or $0.16 earnings per basic common share ($0.15 on a diluted basis) for the same quarter in 2006, a decrease of $6.7 million or 18.85%. Net income for the first quarter of 2007 was impacted by an increase of $3.4 million in net interest income, offset by the combination of a $9.0 million increase in the provision for loan losses, an increase of $5.6 million in noninterest expenses and a decrease of $2.7 million in the provision for income taxes.
On a linked quarter comparison, net income for the quarter ended March 31, 2007 increased by $10.9 million or 60.83%, when compared to $17.9 million for the quarter ended December 31, 2006. This increase mainly resulted from a $12.0 million lower provision for loan losses as a result of a lower increase in net loans charged-off, non-performing loans and specific allowances on classified loans when compared with the quarter ended December 31, 2006. Interest income for the quarter ended December 31, 2006, included a $5.9 million prepayment fee collected on a commercial loan relationship.

The return on assets (ROA) and the return on common stockholders’ equity (ROCE) for the quarter ended March 31, 2007 were 0.66% and 11.16% (both annualized), respectively, compared to 0.60% and 9.36% reported for the year ended December 31, 2006, respectively, and compared to 0.86% and 15.57% (both annualized), reported for the first quarter of 2006, respectively.
At March 31, 2007, driven by the continued increase in the loan portfolio, total assets ended at $17.55 billion. Total assets grew $394.6 million or 2.30%, from $17.15 billion at December 31, 2006, principally driven by the growth of $291.4 million or 3.37% and $266.6 million or 3.79% in the loans-net portfolio and in the investment portfolio, excluding money market instruments, respectively; partially offset by a decrease of $152.6 million or 15.70% in money market instruments. Changes between the investment portfolio and money market instruments were attributable to the reinvestment of matured money market instruments in tax exempt securities, specifically U.S. Government and agencies obligations on a short-term basis, as part of the management strategy of growing the Company’s exempt interest income. Continuing management’s strategy implemented in the latter part of 2004, and in light of the current interest rate scenario and a flat-to-inverted yield curve during the quarter ended March 31, 2007, the Company has continued to emphasize the growth of its loan portfolio, principally through floating rate loans, so as to lessen the impact of margin compression, while remaining on the sidelines of the investment side until investment opportunities arise.
On a year-to-year basis, total assets grew $835.1 million or 5.00%, from $16.71 billion at March 31, 2006, almost exclusively from the growth in the Company’s loan portfolio. Loans receivable-net grew by $909.3 million or 11.33%, from $8.02 billion as of March 31, 2006, while the investment portfolio, excluding money market instruments, decreased by $111.4 million, from $7.40 billion at March 31, 2006.
Stockholders’ equity increased by $3.0 million, to $1.23 billion as of March 31, 2007, when compared to December 31, 2006. Such increase principally resulted from the combination of the net income of $28.7 million generated during the quarter ended March 31, 2007 and the proceeds from the exercise of stock options of $1.2 million, almost offset by the cumulative effect of the adoption of FIN No. 48 which resulted in a charge to retained earnings of $10.6 million, as explained before, and the dividends declared during the same quarter of $7.8 million and $9.2 million on the Company’s common and preferred shares, respectively.
The period-end number of common shares outstanding increased from 164,486,691 as of December 31, 2006, to 164,897,600 as of March 31, 2007, as a result of the issuance of 410,909 common shares from the exercise of stock options.

Net Interest Income
Net interest income for the first quarter ended March 31, 2007, was $81.9 million, an increase of $3.4 million or 4.29%, from $78.6 million for the same quarter in 2006. This increase in net interest income mainly resulted from higher yielding net interest-earning assets, which contributed a $7.1 million positive volume variance, which was partly offset by a $3.7 million negative rate variance. Average interest-earning assets for the first quarter of 2007 increased by $846.8 million or 5.30%, compared to the same quarter in year 2006. The average loan portfolio increased by $804.6 million or 10.08%, particularly in the commercial real estate collateralized and commercial, industrial and agricultural (“Commercial & C&I”) and in the construction loan portfolios. The average investment portfolio, excluding mortgage-backed securities and money market instruments, increased by $64.5 million or 0.99% (less than 1%), primarily in short-term tax-exempt securities, such as U.S. Government Agencies discount notes. Average mortgage-backed securities decreased by $39.6 million or 6.09%, while average money market instruments increased by $17.2 million or 2.07%. The change in the investments portfolio is attributable to the reinvestment in short-term tax-exempt securities, specifically U.S. Government Agencies discount notes, as part of management’s strategy of growing the Company’s tax exempt interest income.
The average yield earned on interest-earning assets increased 58 basis points, from 5.86% for the first quarter ended March 31, 2006, to 6.44% for the same quarter in 2007. The increase in the average yield for the first quarter of 2007 was mainly due to higher average yields earned on all the categories of interest-earning assets. The increase in the average yield earned on the loan portfolio was due to new higher yielding loans and the repricing of existing floating and adjustable rate Commercial and C&I loans. During the last four quarters ended March 31, 2007, the Federal Reserve has increased the Fed Funds Target Rate by 50 basis points reflected equally on the Prime Rate, the index used by the Bank to reprice most of its floating rate commercial loans.
For the quarter ended March 31, 2007, the Company’s overall cost of funds increased 60 basis points, from 4.15% to 4.75%, when compared to the same quarter in 2006. This increase was due to a general increase in the cost of funding sources of the Company. The average interest rate paid on deposits increased by 76 basis points, from 3.81% for the quarter ended March 31, 2006, to 4.57% for the same quarter in 2007. Average interest rate paid on federal funds purchased and repurchase agreements increased by 43 basis points, from 4.58% for the quarter ended March 31, 2006, to 5.01% for the same quarter in 2007. The average interest rate paid on advances from the FHLB also increased by 68 basis points, from 4.95% for the quarter ended March 31, 2006, to 5.63% for the same quarter in 2007.
The growth in average interest-earning assets for the quarter ended March 31, 2007 was offset by an increase in the average interest-bearing liabilities of $938.7 million or 6.30%, for the quarter ended March 31, 2007. Deposits grew on average by $1.09 billion or 12.89%, during the first quarter of 2007, while other borrowings (federal funds purchased, repurchase agreements and advances from FHLB and line of credit) on average decreased by $150.4 million or 2.34%, when compared to the same quarter in 2006. There were no outstanding lines of credit at December 31, 2006 or during the comparable quarter in year 2006.
On a linked quarter comparison, the average yield earned in interest-earning assets increased 2 basis points, from 6.42% for the fourth quarter of 2006 to 6.44% for the first quarter of 2007. The increase in the average yield for the first quarter of 2007 was mainly due to higher average yields earned on the investment portfolio, mortgage backed securities portfolio and money market instruments portfolio, while the average yield earned on the loan portfolio slightly decreased from 8.55% to 8.48% on a linked quarter comparison. The average yield earned on the loan portfolio for the fourth quarter of 2006 includes a $5.9 million prepayment fee collected on a commercial loan relationship. Meanwhile, the Company’s overall cost of funds increased by 6 basis points for the first quarter of 2007, as compared to the fourth quarter of 2006. The slight increase in the overall cost of funds was principally due to an increase of 13 basis points in the average interest rate paid on deposits, from 4.44% for the fourth quarter of 2006, to 4.57% for the first quarter of 2007.

Net Interest Margin
The Company’s net interest margin decreased slightly by 2 basis points for the first quarter of 2007 when compared to 1.99% in the first quarter of 2006. On a tax equivalent basis, the Company’s net interest margin decreased by 3 basis points, to 2.10% for the first quarter of 2007, when compared to 2.13% for the same quarter in 2006. Although there was an improvement on the average yield earned on interest-earning assets of 58 basis points, a 60 basis points increase on the average interest rate paid on interest-bearing liabilities offset such increase. The upward repricing of the Company’s interest-bearing assets during the first quarter of 2007 continues to lag behind the increase in the cost of funds of its interest-bearing liabilities. On a linked quarterly comparison, the Company’s net interest margin decreased by 7 basis points, from 2.04% in the fourth quarter of 2006. On a tax equivalent basis, the Company net interest margin improved by 1 basis point from 2.09% in the fourth quarter of 2006. The net interest margin for the fourth quarter of 2006 includes a $5.9 million prepayment fee collected on a commercial loan relationship.
Under a flat interest rate scenario for the next twelve-month period, based on the Company’s asset and liability composition as of March 31, 2007, we estimate the Company’s net interest margin will be within a range of 1.78% to 1.85% during said period. Assuming an instantaneous 100 basis-points decrease in the Fed Funds Target Rate, we estimate the Company’s net interest margin will fluctuate within a range of 1.76% to 1.87% during said period. Under an instantaneous 200 basis-points decrease in the Fed Funds Target Rate, we estimate the Company’s net interest margin will fluctuate within a range of 1.66% to 1.89%. Assuming a 100 basis-points increase in the Fed Funds Target Rate, we estimate the Company’s net interest margin will fluctuate within a range of 1.48% to 1.85%. Furthermore, a 200 basis-points increase in the Fed Funds Target Rate will cause the Company’s net interest margin to fluctuate between a range of 1.28% to 1.91%. The lower and higher values of such range mean the lowest and highest net interest margin for any given quarter within the said twelve-month period. These ranges are management’s estimates based on instantaneous rate shocks in the Fed Funds Target Rate of 100 and 200 basis-points and their corresponding estimated impact on the market yield curve with results one year (twelve months) forward. They do not consider any asset/liability management strategy that could be undertaken given such interest rate changes during said one year period.
Attached as Exhibits IIIa and IIIb are supplemental unaudited data schedules providing additional information on the net interest margin, including average balances and average rates for both, interest-earning assets and interest-bearing liabilities, as well as changes in volumes and rates for the periods presented.
Noninterest Income
Noninterest income increased $1.8 million or 19.86% for the three-month period ended March 31, 2007, when compared to the same period in 2006. This is the result of an increase of $1.4 million on service fees and other fees and commissions, due to higher activity associated with the Company’s overall growing volume of business, and a positive variance of $287,000 in net gain on derivative instruments, as a result of the mark to market valuation of such positions.

Noninterest Expenses
Total noninterest expenses increased $5.6 million or 19.05% for the three-month period ended March 31, 2007, when compared to the corresponding period in 2006. Salaries and employees’ benefits, the largest component of total noninterest expenses, increased $1.8 million or 12.88% for the quarter ended March 31, 2007, when compared to the corresponding period in 2006. Such increase is mainly attributed to the increases in personnel, normal salary increases and related employees’ benefits, principally related to the Company’s continued expansion in all of its business areas, mainly in the San Juan Metropolitan area. In September 2006 and March 2007, the Company opened its two newest mega branches in the cities of Bayamón and Canóvanas. Also, during the first quarter of year 2006, the Company established Westernbank International Trade Services (“WITS”), a division of Westernbank Puerto Rico that provides international trade products and services to customers. At March 31, 2007, the Company had 1,386 full-time employees, including its executive officers, an increase of 30 employees or 2.21% since March 31, 2006.
Deposit insurance premiums and supervisory examination expenses increased $1.1 million for the three months ended March 31, 2007, when compared to the same period in 2006. The increase was mainly due to the increase in premiums assessed by the Federal Deposit Insurance Corporation (the “FDIC”) as a result of final FDIC assessment regulations adopted on November 2, 2006. The final regulations implemented certain changes to FDIC assessments, which changes became effective in 2007.
Noninterest expenses, other than salaries and employees’ benefits and deposit insurance premiums and supervisory examination expenses discussed above, increased by $2.7 million or 18.51% for the quarter ended March 31, 2007, when compared to the same period in 2006. Such increase resulted primarily from the additional investment in technology and general infrastructure to sustain and coordinate the Company’s growth and expansion in all of its business areas, mainly in the San Juan Metropolitan area.
The Company has maintained operating expenses at adequate levels and achieved an efficiency ratio of 38.04% for the first quarter of 2007, compared to 33.72% for the same period in 2006, respectively. The change in the efficiency ratio in 2007 was mainly due to increases in non-interest expenses.
Provision for Income Taxes
The provision for income taxes decreased $2.8 million or 17.15% for the three—month period ended March 31, 2007, when compared to the same period in 2006. The current provision for income taxes for the first quarter of 2007 amounted to $16.7 million, a decrease of $554,000 or 3.22%, when compared to $17.2 million for the same period in 2006. Such decrease in the provision for income taxes is mainly attributed to the end of the transitory income taxes of 2% and 2.5% approved by the Government of Puerto Rico on May 13, 2006 and August 1, 2006, respectively, which ended on December 31, 2006, almost offset by the increases in the provisions for federal income tax and uncertain tax positions, when compared to the same period in 2006.

As explained before, on January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109. FIN No. 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Under the new guidance, tax positions shall initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. FIN No. 48 also revises disclosure requirements to include an annual tabular rollforward of unrecognized tax benefits. On January 1, 2007, the cumulative effect adjustment of $10.6 million was charged to retained earnings to increase the accrued liability for uncertain tax positions and the deferred income tax asset by $10.9 million and $265,000, respectively.
The deferred credit for the quarter ended March 31, 2007, increased by $2.2 million, when compared to the same period in the prior year. Such increase is attributable to temporary differences in the recognition of certain items for tax and financial reporting purposes, principally changes in the allowance for loan losses and in the fair value of derivative instruments.
Asset Quality
W Holding’s asset quality continues to be strong in spite of the Company’s continued loan portfolio growth, as measured by its ratios of delinquent loans to total loans, net loan charge-offs to average total loans, provision for loan losses to net loans charged-off and reserves to total loans.
The Company’s combined delinquency on all portfolios for the categories of 60 days and over was 0.72% (less than 1%) at March 31, 2007, a slight increase of 6 basis points when compared to 0.66% (less than 1%) at December 31, 2006. The slight increase in the combined delinquency ratio is the result of an increase in delinquent loans of the Commercial and C&I and construction loan portfolios, mainly in loans collateralized by real estate properties.
The delinquency ratio on the Commercial and C&I and construction loan portfolios for the categories of 60 days and over increased to 0.68% (less than 1%), when compared to 0.63% (less than 1%) at December 31, 2006, an increase of 5 basis points. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased by 2 basis points, to 1.54% at March 31, 2007, when compared to 1.52% at December 31, 2006. The increases in both delinquency ratios from 2006 to 2007 were principally attributable to delinquencies in Commercial and C&I loans and regular consumer loans past due over 90 days which are collateralized by real estate properties.
On a quarter-to-quarter basis, the combined delinquency on all portfolios for the categories of 60 days and over increased by 7 basis points, when compared to the year-ago combined delinquency ratio of 0.65% at March 31, 2006. As explained before, the increase in the overall delinquency ratio resulted from the increase in delinquent loans of the Commercial and C&I loan portfolio, mainly in loans collateralized by real estate properties.

The delinquency ratio on the Commercial and C&I and construction loan portfolios for the categories of 60 days and over increased by 2 basis points to 0.68% (less than 1%), when compared to the year-ago ratio of 0.66% at March 31, 2006. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased by 21 basis points to 1.54% at March 31, 2007, from 1.33% for the comparable period in 2006. The increases in both delinquency ratios are principally attributable to Commercial and C&I loans and consumer loans past due over 60 days which are collateralized by real estate properties.
The provision for possible loan losses increased by $9.0 million, up to $16.0 million for the first quarter of 2007, when compared to the same quarter in 2006.The allowance for possible loan losses reached $136.9 million as of March 31, 2007. The increase in the provision for loan losses for the first quarter of 2007 is mainly attributable to two factors: first, the overall growth in the Company’s loan portfolio, mainly those of its Commercial and C&I loans; and second, to higher non-performing loans and net loans charged-off.
Commercial and C&I loan portfolio grew to $6.48 billion at March 31, 2007, an increase of $261.5 million or 4.20%, when compared to December 31, 2006. On a year-to-year basis, the Commercial and C&I loan portfolio grew $1.03 billion or 18.80%, from $5.46 billion at March 31, 2006. Westernbank Business Credit loan portfolio stands at $1.41 billion at March 31, 2007, a decrease of $45.5 million or 3.12%, when compared to December 31, 2006, and an increase of $58.4 million and 4.32%, when compared to March 31, 2006.
The provision for loan losses for the asset-based lending division increased by $3.8 million for the quarter ended March 31, 2007, when compared to the same period in 2006. Such increase is mainly attributable to two factors: first, the increase in the Division’s loan portfolio from $1.35 billion at March 31, 2006, to $1.41 billion at March 31, 2007, and second, the increase in classified loans of the Division’s loans portfolio. During the quarter ended March 31, 2007, the Company classified two loans of the Division’s loan portfolio with outstanding principal balances of $11.4 million and $6.8 million at March 31, 2007. These loans required valuation allowances as follows: $1.9 million for the $11.4 million loan and $2.0 million for the $6.8 million loan. These loans have shortfalls in the collaterals and in the financial condition of the borrowers.
The provision for possible loan losses for the consumer loans portfolio, including the Expresso of Westernbank loan portfolio, amounted to $5.9 million for the quarter ended March 31, 2007, up from $1.8 million for the same quarter in 2006, an increase of $4.2 million. The increase is attributable to higher net loans charged-off during the first quarter of 2007, when compared to the same quarter in 2006. The provision for loan losses of the Expresso of Westernbank loan portfolio grew by $2.0 million, from $1.5 million in the first quarter of 2006, to $3.5 million in same quarter in 2007. Loans charged-off by the Expresso of Westernbank Division during the first quarter of 2007 were $2.6 million, compared to $1.7 million for the same quarter in year 2006.
Net loans charged-off in the first quarter of 2007 were $6.0 million or 0.27% (annualized) to average loans, an increase of $2.8 million, when compared to $3.1 million or 0.16% (annualized) to average loans for the same period in 2006. The increase in net loans charged-off when compared to same quarter in 2006 was due to the following two factors; first, an increase in consumer loans charged-off of $1.4 million or 63.56%, and second, to a decrease in total recoveries of loans previously charged-off of $1.3 million or 59.02%. The increase in consumer loans charged-off was primarily due to an increase of $948,000 in loans charged-off by the Expresso of Westernbank division. Loans charged-off by the Expresso of Westernbank Division during the first quarter of year 2007 were $2.6 million, compared to $1.7 million for the same quarter in year 2006.

Non-performing loans amounted to $191.8 million or 2.12% of the total loan portfolio at March 31, 2007, an increase of $26.0 million, when compared to $165.8 million or 1.89% of the total loan portfolio at December 31, 2006. The increase in non-performing loans is mainly due to two loans of the Company’s asset based lending division, with outstanding principal balances of $11.4 million and $6.8 million at March 31, 2007. These loans have shortfalls in the collaterals and in the financial condition of the borrowers. These loans required valuation allowances at March 31, 2007 as follows: $1.9 million for the $11.4 million loan and $2.0 million for the $6.8 million loan.
At March 31, 2007, the allowance for possible loan losses was 71.35% of total non-performing loans (reserve coverage). Most of the Company’s non-performing loans are collateralized with real estate properties, accounts receivable, inventories and equipment. Of the total allowance of $136.9 million, $45.0 million is the Company’s specific allowance and the remaining $91.9 million is the general allowance component.
Total Loans, Investments and Deposits
Loans receivable-net grew $291.4 million or 3.37%, to $8.93 billion at March 31, 2007, compared to $8.64 billion at December 31, 2006, and $909.3 million or 11.33%, compared to $8.02 billion at March 31, 2006. These increases reflect the Company’s emphasis on continued growth in its variable rate loan portfolio mainly through Commercial and C&I and construction loan portfolio. As a result, the commercial real estate mortgage loan portfolio increased from $4.32 billion as of March 31, 2006, to $4.95 billion as of December 31, 2006, and to $5.20 billion at March 31, 2007, an increase of $877.7 million or 20.33% on a year-to-year basis, and $249.3 million or 5.04%, when compared to December 31, 2006. The commercial, industrial and agricultural loan portfolio increased from $1.14 billion at March 31, 2006, to $1.27 billion at December 31, 2006, and to $1.29 billion at March 31, 2007, up by $148.0 million or 13.00% on a year-to-year basis, and $12.2 million or 0.96%, when compared to December 31, 2006. The construction loan portfolio increased from $589.0 million at March 31, 2006, to $722.8 million at December 31, 2006, and to $779.4 million as of March 31, 2007, an increase of $190.3 million or 32.31% on a year-to-year basis, and $56.6 million or 7.83%, when compared to December 31, 2006. Attached as Exhibit IV is a supplemental unaudited data schedule providing additional information on the Company’s loan portfolio.
The Company’s investment portfolio, excluding money market instruments, stands at $7.29 billion at March 31, 2007, increasing by $266.6 million in comparison to $7.03 billion at December 31, 2006. Such increase was due to a shifting between the investment securities portfolio and short-term money market instruments attributable to the reinvestment of matured money market instruments into tax exempt securities, specifically U.S. Government and agencies obligations on a short-term basis, as part of the management strategy of growing W Holding exempt interest income. The investment portfolio at March 31, 2007, had an average contractual maturity of 28 months.

The Company’s interest rate risk model takes into consideration the callable feature of certain investment securities. Assuming that all call features are exercised, the investment portfolio as of March 31, 2007, had a remaining average maturity of 4 months. Under the present interest rate scenario, no single security may be called. However, no assurance can be given that such levels will be maintained in future periods.
As of March 31, 2007, total deposits reached $9.96 billion, from $9.34 billion at December 31, 2006, an increase of $622.9 million or 6.67%, while federal funds purchased and repurchase agreements decreased by $268.4 million, to $6.05 billion at March 31, 2007, from $6.32 billion at December 31, 2006.
Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for the most recently completed fiscal year. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating throughout 57 full-fledged branches (including 20 Expresso of Westernbank branches), including 33 in the southwestern region of Puerto Rico, 8 in the northeastern region, 14 in the San Juan Metropolitan area of Puerto Rico and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
You may contact Mr. Vixson Frank Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.

EXHIBIT I
W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	Three Months Ended
	March 31, 2007	March 31, 2006	December 31, 2006
	(Dollars in thousands, except per share data)
Income Statement Data

Interest income:
Loans, including loan fees	$183,818	$149,819	$186,311
Investment securities	66,522	64,896	65,794
Mortgage-backed securities	6,931	7,278	6,994
Money market instruments	10,120	8,936	9,191

Total interest income	267,391	230,929	268,290

Interest expense:
Deposits	107,506	79,478	101,049
Federal funds purchased and repurchase agreements	76,224	70,830	80,390
Advances from Federal Home Loan Bank	1,455	2,061	1,516
Line of credit	272	–	–

Total interest expense	185,457	152,369	182,955

Net interest income	81,934	78,560	85,335
Provision for loan losses	16,000	7,000	28,000

Net interest income after provision for loan losses	65,934	71,560	57,335

Noninterest income:
Service and other charges on loans	3,211	2,954	3,376
Service charges on deposit accounts	2,930	2,258	2,700
Other fees and commissions	3,962	3,452	4,116
Net gain on derivative instruments	640	353	487
Net gain (loss) on sales and valuation of loans, securities, and other assets	265	167	(590)

Total noninterest income	11,008	9,184	10,089

Total net interest income and noninterest income	76,942	80,744	67,424

Noninterest expenses:
Salaries and employees’ benefits	15,418	13,659	14,811
Equipment	3,194	2,648	3,059
Deposit insurance premium and supervisory examination	1,985	893	1,011
Occupancy	2,199	1,974	2,240
Advertising	2,194	2,798	2,126
Printing, postage, stationery, and supplies	884	981	819
Telephone	529	523	642
Net gain from operations of foreclosed real estate held for sale	(181)	(212)	(45)
Municipal taxes	1,833	1,276	1,833
Other	6,958	4,871	7,551

Total noninterest expenses	35,013	29,411	34,047

Income before provision for income taxes	41,929	51,333	33,377

Provision for income taxes:
Current	16,669	17,223	18,434
Deferred credit	(3,460)	(1,280)	(2,914)

Total provision for income taxes	13,209	15,943	15,520

Net income	28,720	35,390	17,857
Less dividends to preferred stockholders	9,228	9,229	9,227

Income available to common stockholders	$19,492	$26,161	$8,630

Basic earnings per common share	$0.12	$0.16	$0.05

Diluted earnings per common share	$0.12	$0.15	$0.05

Cash dividends declared on common stock	$7,827	$7,799	$7,814

Cash dividends declared per common share (1)	$0.05	$0.05	$0.05

Period end number of common shares outstanding	164,898	164,236	164,487

Weighted average number of common shares outstanding	164,703	164,144	164,487

Weighted average number of common shares outstanding on a diluted basis	167,550	170,176	167,844

(1)	Cash dividend amounts in the table are rounded.

EXHIBIT II
W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

Balance Sheet Data	March 31, 2007	December 31, 2006	March 31, 2006
		(In thousands)
At Period End
Cash and due from banks	$107,847	$105,027	$81,508
Money market instruments:
Federal funds sold and resell agreements	809,502	950,573	776,415
Interest-bearing deposits in banks	9,540	21,060	70,042
Trading securities, at fair value	—	—	1,613
Investment securities available for sale, at fair value	21,565	20,541	3,231
Investment securities held to maturity, at amortized cost	7,273,193	7,007,579	7,401,352
Federal Home Loan Bank stock, at cost	33,482	37,982	42,968
Residential mortgage loans held for sale, at lower of cost or fair value	4,135	11,379	1,687
Loans-net	8,932,413	8,641,023	8,023,162
Accrued interest receivable	114,998	121,360	102,007
Premises and equipment, net	125,866	124,648	118,961
Deferred income taxes, net	54,869	51,338	42,395
Other assets	61,884	62,178	48,810

Total Assets	$17,549,294	$17,154,688	$16,714,151

Liabilities:
Deposits:
Noninterest-bearing	$328,776	$373,634	$288,500
Interest-bearing and related accrued interest payable	9,631,248	8,963,429	8,639,353

Total deposits	9,960,024	9,337,063	8,927,853
Federal fund purchased and repurchase agreements	6,052,049	6,320,481	6,245,713
Advances from Federal Home Loan Bank	102,000	127,000	162,000
Line of credit	32,500	—	—
Mortgage note payable	35,836	35,968	36,310
Accrued expenses and other liabilities	135,994	106,289	129,885

Total Liabilities	16,318,403	15,926,801	15,501,761
Stockholders’ equity	1,230,891	1,227,887	1,212,390

Total Liabilities and Stockholders’ Equity	$17,549,294	$17,154,688	$16,714,151

	Quarterly Averages (1)
Average Balances	March 31, 2007	March 31, 2006
	(In thousands)
Cash and due from banks	$106,437	$89,560
Money market instruments:
Federal funds sold and resell agreements	880,038	761,477
Interest-bearing deposits in banks	15,300	63,579
Trading securities	—	807
Investment securities available for sale	21,053	4,199
Investment securities held to maturity	7,140,386	7,237,689
Federal Home Loan Bank stock	35,732	42,883
Residential mortgage loans held for sale	7,757	1,613
Loans-net	8,786,718	7,919,393
Accrued interest receivable	118,179	103,945
Premises and equipment	125,257	118,292
Deferred income taxes, net	53,104	41,753
Other assets	62,031	47,818

Total Assets	$17,351,992	$16,433,008

Liabilities:
Deposits:
Noninterest-bearing	$351,205	$282,799
Interest-bearing and related accrued interest payable	9,297,339	8,368,932

Total deposits	9,648,544	8,651,731
Federal fund purchased and repurchase agreements	6,186,265	6,252,871
Advances from Federal Home Loan Bank	114,500	167,000
Line of credit	16,250	—
Mortgage note payable	35,902	36,371
Accrued expenses and other liabilities	121,142	122,101

Total Liabilities	16,122,603	15,230,074
Stockholders’ equity	1,229,389	1,202,934

Total Liabilities and Stockholders’ Equity	$17,351,992	$16,433,008

(1)	Average balances have been computed using beginning and period-end balances.

EXHIBIT III a
W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
THREE MONTHS ENDED,
(UNAUDITED)

	March 31,						December 31,
	2007			2006			2006
			Annualized			Annualized			Annualized
		Average	Average		Average	Average		Average	Average
	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate
				(Dollars in thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$183,818	$8,789,439	8.48%	$149,819	$7,984,850	7.61%	$186,311	$8,647,744	8.55%
Investment securities (3)	66,522	6,581,804	4.10	64,896	6,517,255	4.04	65,794	6,468,173	4.04
Mortgage-backed securities (4)	6,931	610,355	4.61	7,278	649,929	4.54	6,994	666,086	4.17
Money market instruments	10,120	848,853	4.84	8,936	831,604	4.36	9,191	793,836	4.59

Total	267,391	16,830,451	6.44	230,929	15,983,638	5.86	268,290	16,575,839	6.42

Interest-bearing liabilities:
Deposits	107,506	9,541,900	4.57	79,478	8,452,711	3.81	101,049	9,036,841	4.44
Federal funds purchased and repurchase agreements	76,224	6,166,709	5.01	70,830	6,271,307	4.58	80,390	6,320,424	5.05
Advances from FHLB	1,455	104,777	5.63	2,061	168,777	4.95	1,516	106,891	5.63
Line of credit	272	18,155	6.08	—	—	—	—	—	—

Total	185,457	15,831,541	4.75	152,369	14,892,795	4.15	182,955	15,464,156	4.69

Net interest income	$81,934			$78,560			$85,335

Interest rate spread			1.69%			1.71%			1.73%

Net interest-earning assets		$998,910			$1,090,843			$1,111,683

Net yield on interest-earning assets (5)			1.97%			1.99%			2.04%

Ratio of interest-earning assets to interest-bearing liabilities		106.31%			107.32%			107.19%

Tax equivalent spread:
Interest-earning assets	$267,391	$16,830,451	6.44%	$230,929	$15,983,638	5.86%	$268,290	$16,575,839	6.42%
Tax equivalent adjustment	5,152	—	0.13	5,360	—	0.14	1,857	—	0.05

Interest-earning assets - tax equivalent	272,543	$16,830,451	6.57	236,289	$15,983,638	6.00	270,147	$16,575,839	6.47

Interest-bearing liabilities	185,457	$15,831,541	4.75	152,369	$14,892,795	4.15	182,955	$15,464,156	4.69

Net interest income	$87,086			$83,920			$87,192

Interest rate spread			1.82%			1.85%			1.78%

Net yield on interest - earning assets (5)			2.10%			2.13%			2.09%

(1)	Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the period.

(2)	Average loans exclude non-performing loans. Loans fees, net amounted to $4.9 million, $3.6 million, and $4.4 million for the three-month periods ended March 31, 2007 and 2006 and December 31, 2006, respectively.

(3)	Includes available for sale securities.

(4)	Includes trading and available for sale securities.

(5)	Annualized net interest income divided by average interest-earning assets.

EXHIBIT III b
W HOLDING COMPANY, INC.
CHANGES IN YIELDS EARNED AND RATES PAID
(UNAUDITED)

	Three Months Ended March 31,
	2007 vs. 2006
	Volume	Rate	Total
		(In thousands)
Interest income:
Loans	$15,906	$18,093	$33,999
Investment securities (1)	647	979	1,626
Mortgage-backed securities (2)	(451)	104	(347)
Money market instruments	181	1,003	1,184

Total increase in interest income	16,283	20,179	36,462

Interest expense:
Deposits	11,041	16,987	28,028
Federal funds purchased and repurchase agreements	(1,157)	6,551	5,394
Advances from FHLB	(950)	344	(606)
Line of credit	272	—	272

Total increase in interest expense	9,206	23,882	33,088

Increase (decrease) in net interest income	$7,077	$(3,703)	$3,374

(1)	Includes available for sale securities.

(2)	Includes trading and available for sale securities.

EXHIBIT IV
W HOLDING COMPANY, INC.
LOAN RECEIVABLE-NET
(UNAUDITED)

	March 31,	December 31,	March 31,
By Collateral Type	2007	2006	2006
	(In thousands)
Commercial real estate mortgage (1)	$5,195,214	$4,945,932	$4,317,466
Residential real estate-mortgage (2)	1,009,200	1,014,957	1,246,447
Construction-mortgage	779,367	722,789	589,045
Commercial, industrial and agricultural (1)	1,286,406	1,274,236	1,138,451
Consumer and others (3) (4)	799,112	809,953	828,035

Total Loans	9,069,299	8,767,867	8,119,444
Allowance for loan losses	(136,886)	(126,844)	(96,282)

Loans-net	$8,932,413	$8,641,023	$8,023,162

(1)	Includes $1.41 billion, $1.46 billion and $1.35 billion of Westernbank Business Credit division outstanding loans at March 31, 2007, December 31, 2006 and March 31, 2006, respectively.

(2)	Includes fixed and floating interest rate loans to two mortgage originator groups in Puerto Rico mainly secured by mortgages on one-to-four family residential properties with an outstanding principal balance of $914.8 million, $940.0 million and $1.08 billion at March 31, 2007, December 31, 2006 and March 31, 2006, respectively.

(3)	Includes $125.6 million, $129.0 million and $133.7 million of Expresso of Westernbank division outstanding loans at March 31, 2007, December 31, 2006 and March 31, 2006, respectively.

(4)	Includes $488.3 million, $490.7 million and $551.9 million collateralized by real estate at March 31, 2007, December 31, 2006 and March 31, 2006, respectively.

EXHIBIT V
W HOLDING COMPANY, INC.
NON-PERFORMING LOANS AND FORECLOSED
REAL ESTATE HELD FOR SALE
(UNAUDITED)

	March 31,	December 31,	March
	2007	2006	31, 2006
	(Dollars in thousands)
Commercial real estate-mortgages and commercial, industrial and agricultural loans	$179,223	$154,862	$60,253
Residential real estate mortgage and construction loans	3,833	1,641	2,023
Consumer loans	8,785	9,309	7,659

Total non-performing loans	191,841	165,812	69,935
Foreclosed real estate held for sale	6,223	5,917	4,003

Total non-performing loans and foreclosed real estate held for sale	$198,064	$171,729	$73,938

Interest that would have been recorded if the loans had not been classified as non-performing	$11,371	$9,052	$4,978

Interest recorded on non-performing loans	$1,805	$4,785	$1,453

Total non-performing loans as a percentage of total loans at end of period	2.12%	1.89%	0.86%

Total non-performing loans and foreclosed real estate held for sale as a percentage of total assets at end of period	1.13%	1.00%	0.44%

EXHIBIT VI
W HOLDING COMPANY, INC.
CHANGES IN ALLOWANCE FOR LOAN LOSSES
(UNAUDITED)

	Three Months Ended March 31,
			Year Ended
	2007	2006	December 31, 2006
		(Dollars in thousands)
Balance, beginning of year	$126,844	$92,406	$92,406

Loans charged-off:
Commercial real estate-mortgage and commercial, industrial and agricultural loans (1)	(3,149)	(3,121)	(22,606)
Residential real estate-mortgage and construction loans	(60)	(1)	(94)
Consumer loans (2)	(3,667)	(2,242)	(12,576)

Total loans charged-off	(6,876)	(5,364)	(35,276)

Recoveries of loans previously charged-off:
Commercial real estate-mortgage and commercial, industrial and agricultural loans	503	1,575	2,846
Residential real estate-mortgage and construction loans	20	63	66
Consumer loans (3)	395	602	2,252

Total recoveries of loans previously charged-off	918	2,240	5,164

Net loans charged-off	(5,958)	(3,124)	(30,112)

Provision for loan losses	16,000	7,000	64,550

Balance, end of period	$136,886	$96,282	$126,844

Ratios:
Allowance for loan losses to total loans at end of period	1.51%	1.19%	1.45%
Provision for loan losses to net loans charged-off	268.55%	224.07%	214.37%
Recoveries of loans to loans charged-off in previous year (4)	10.55%	40.99%	23.30%
Net loans charged-off to average total loans (4) (5)	0.27%	0.16%	0.36%
Allowance for loan losses to non-performing loans	71.35%	137.67%	76.50%

(1)	Includes partial charge-offs of $2.0 million and $2.3 million of Westernbank Business Credit Division for the three-month periods ended March 31, 2007 and 2006, respectively, and $15.8 million for the year ended December 31, 2006.

(2)	Includes $2.6 million and $1.7 million of Expresso of Westernbank loans charged-offs for the three-month periods ended March 31, 2007 and 2006, respectively, and $8.9 million for the year ended December 31, 2006.

(3)	Includes $275,000 and $211,000 of Expresso of Westernbank loans recoveries for the three-month periods ended March 31, 2007 and 2006, respectively, and $1.0 million for the year ended December 31, 2006.

(4)	Net loans charged-off ratios are annualized for comparison purposes.

(5)	Average loans were computed using beginning and period-end balances.

EXHIBIT VII
W HOLDING COMPANY, INC.
SELECTED FINANCIAL RATIOS
(UNAUDITED)

	At and for the		At and for the
	Three Months Ended		Years Ended
	March 31,		December 31,
	2007	2006	2006
	(Amounts in thousands, except per share data)
Per share data:
Dividend payout ratio	40.15%	29.81%	49.10%
Book value per common share	$4.25	$4.15	$4.24
Preferred stock outstanding at end of period	18,157	18,157	18,157
Preferred stock equity at end of period	$530,838	$530,838	$530,838

Performance ratios:
Return on assets (1)	0.66%	0.86%	0.60%
Return on common stockholders’ equity (1)	11.16%	15.57%	9.36%
Efficiency ratio	38.04%	33.72%	34.94%
Operating expenses to total end-of-period assets	0.80%	0.70%	0.73%

Capital ratios:
Total capital to risk-weighted assets	12.23%	12.90%	12.51%
Tier I capital to risk-weighted assets	11.14%	12.08%	11.47%
Tier I capital to average assets	7.06%	7.41%	7.23%
Equity-to-assets ratio (1)	7.01%	7.25%	7.27%

Other selected data:

Total trust assets managed	$547,270	$502,405	$542,733
Branch offices	57	55	56
Number of full-time employees	1,386	1,356	1,363

(1)	The return on assets is computed by dividing annualized net income by average total assets for the period. The return on common stockholders’ equity is computed by dividing annualized net income less preferred stock dividends by average common stockholders’ equity for the period. The equity-to-asset ratio is computed by dividing average equity by average total assets. Average balances have been computed using beginning and period-end balances.